CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 26, 2010, accompanying the financial statements of New Jersey Investors' Quality Tax-Exempt Trust, Series 23 (included in Van Kampen Unit Trusts, Municipal Series 695) as of April 30, 2010, and for the period from May 29, 2008 (date of deposit) through April 30, 2009 and for the year ended April 30, 2010 and the financial highlights for the period from May 29, 2008 (date of deposit) through April 30, 2009 and for the year ended April 30, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-150412) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2010